Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 12
(To Prospectus filed on November 10, 2014, as supplemented
by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated

November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, Prospectus Supplement No. 7 dated April 7, 2015, Prospectus Supplement No. 8 dated April 17, 2015, Prospectus Supplement No. 9 dated April 28, 2015, Prospectus Supplement No. 10 dated May 15, 2015, and Prospectus Supplement No. 11 dated May 18, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 12 supplements the information contained in the Prospectus, dated as of November 10, 2014, as amended by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, Prospectus Supplement No. 7 dated April 7, 2015, Prospectus Supplement No. 8 dated April 17, 2015, Prospectus Supplement No. 9 dated April 28, 2015, Prospectus Supplement No. 10 dated May 15, 2015, and Prospectus Supplement No. 11 dated May 18, 2015, relating to the resale of up to 53,035,356 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 12 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 20, 2015.

You should read this Prospectus Supplement No. 12 in conjunction with the Prospectus. This Prospectus Supplement No. 12 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 12 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 12 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 20, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 15, 2015 (the “Determination Date”), the Compensation Committee (the “Committee”) of the Board of Directors of Enumeral Biomedical Holdings, Inc. (the “Company”) approved discretionary 2014 incentive cash bonuses for certain members of the Company’s management team, including Kevin G. Sarney, who serves as the Company’s Vice President of Finance, Chief Accounting Officer and Treasurer and is a named executive officer. Mr. Sarney received an incentive cash bonus for service during the year ended December 31, 2014 in the amount of $21,000.

Also on the Determination Date, the Committee approved an increase in Mr. Sarney’s annual base salary to $260,000, effective as of the Determination Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: May 20, 2015	By:	/s/ Matthew A. Ebert
Name: Matthew A. Ebert
Title: General Counsel and Corporate
Secretary